Calculation of Filing Fee Tables
S-8
TRICO BANCSHARES /
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common stock, no par value	Other	1,200,000	$ 46.93	$ 56,316,000.00	0.0001381	$ 7,777.24
Total Offering Amounts:						$ 56,316,000.00		$ 7,777.24
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 7,777.24
Offering Note
[1]	(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the Securities Act), this Registration Statement also covers any additional shares of the common stock (the Common Stock) of TriCo Bancshares (the Registrant) that may be offered or issued under the Registrants 2024 Equity Incentive Plan (the Plan) to prevent dilution resulting from stock splits, stock dividends, or similar transactions. (2) All shares issuable under TriCo Bancshares 2024 Equity Incentive Plan. (3) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act and based upon the average of the high and low sales prices of the Registrants Common Stock as reported on the Nasdaq Stock Market on March 24, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources